http://schemas.microsoft.com/office/word/2003/wordmlurn:schemas-
    microsoft-com:office:smarttags2450SUB-ITEM 77H


    As of November 30, 2009, the following entity no longer owns 25% or more of the Funds voting securities and was previously reported in error:


    PERSON/ENTITY                                                FUND
    Cede & Co.                                                    CXE